AMENDED SHARE CANCELLATION/RETURN TO TREASURY AGREEMENT

THIS AGREEMENT made the 30th day of June, 2008

BETWEEN:

Razor Resources Inc.
(the "Company")

AND:

Bing Wong
("Wong")

AND:

Rong Xing Yang
("Yang")

WHEREAS:

A. Wong was the holder of 37,500,000 post split shares of the Company’s common stock (the “Wong Shares”);

B. Yang was the holder of 7,482,150 post split shares of the Company’s common stock (the “Yang Shares”)

C. On May 1, 2008 the Company, Wong and Yang entered into a Share Cancellation/Return to Treasury Agreement for the cancellation of certain shares, which was entered into in error.

D. The Company and Wong, the owner of the Wong Shares, and Yang, the owner of the Yang Shares agree to the reinstatement of the Wong and Yang Shares as they were cancelled in error, with the exception of five million Wong Shares which shall remain cancelled; and

E. Each of the Company, Wong and Yang deem it to be in their respective best interests to immediately reinstate the respective Wong and Yang Shares.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the parties hereto), the parties hereby agree to and with each other as follows:

1.	CANCELLATION OF WONG AND YANG SHARES

	1.1	Five million of the Wong Shares shall be cancelled and the balance of the Wong and Yang Shares shall be reinstated effective on the date of the original Agreement.

2.	RELEASE

2.1

Wong and Yang, together with their respective heirs, executors, administrators, and assigns, do hereby remise, release and forever discharge the Company, its respective directors, officers, shareholders, employees and agents, and their respective successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which Wong or Yang ever had, now or may have howsoever arising out of the original grant and this cancellation and/or reinstatement of the Wong and Yang Shares.

3.	COUNTERPARTS

	3.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.	ELECTRONIC MEANS

4.1

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

5.	FURTHER ASSURANCES

5.1

As and so often as may be required, the parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

6.	PROPER LAW

	6.1	This Agreement will be governed by and construed in accordance with the law of the State of Nevada.

7.	INDEPENDENT LEGAL ADVICE

7.1

Wong and Yang hereby acknowledge that this Agreement was prepared by Macdonald Tuskey for the Company and that Macdonald Tuskey does not represent Wong and/or Yang. By signing this Agreement, Wong and Yang confirm that they fully understand this Agreement and (a) have obtained independent legal advice or (b) waives their right to obtain independent legal advice.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement.

RAZOR RESOURCES INC.

Per:	/s/ Jordan Welsh
Authorized Signatory

/s/ Bing Wong
BING WONG

/s/ Rong Xing Yang
RONG XING YANG